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CIGNA  CORPORATION                                                                                                 EXHIBIT 11
COMPUTATION  OF  EARNINGS  PER  SHARE
(Dollars in millions, except per share amounts)

                                                         Three Months Ended                    Six Months Ended
                                                              June 30,                              June 30,
                                                     1994                1993           1994                      1993
=============================================================================================================================
PRIMARY EARNINGS PER SHARE

NET INCOME AVAILABLE TO
   COMMON SHARES                                   $          135  $         88      $          249           $          134
- ---------------------------------------------------=========================================================================

WEIGHTED AVERAGE SHARES:
    Common shares                                      72,286,013    71,959,794          72,196,784               71,877,160
    Common share equivalents applicable
        to stock options                                  111,754        79,944             102,271                   87,401
- ----------------------------------------------------------------------------------------------------------------------------

            Total                                      72,397,767    72,039,738          72,299,055               71,964,561
- ---------------------------------------------------=========================================================================


PRIMARY EARNINGS PER SHARE                         $         1.86  $       1.22      $         3.44           $         1.86
- ---------------------------------------------------=========================================================================


FULLY DILUTED EARNINGS PER SHARE

NET INCOME AVAILABLE TO
   COMMON SHARES:
   Net income                                      $          135  $         88      $          249           $          134
    Adjusted for:
        Interest expense (net of tax) on
            convertible debentures                              4             4                   7                        *
- -----------------------------------------------------------------------------------------------------------------------------

Net income available to common shares              $          139  $         92      $          256           $          134
- ---------------------------------------------------=========================================================================

WEIGHTED AVERAGE SHARES:
    Common shares                                      72,286,013    71,959,794          72,196,784               71,877,160
    Common share equivalents applicable
        to stock options                                  178,301        83,603             135,544                   89,469
    Assumed conversion of convertible debentures        3,626,102     3,626,395           3,626,102                        *
- -----------------------------------------------------------------------------------------------------------------------------

    Total                                              76,090,416    75,669,792          75,958,430               71,966,629
- ---------------------------------------------------=========================================================================

FULLY DILUTED
   EARNINGS PER SHARE                              $         1.83  $       1.22      $         3.37           $         1.86
- ---------------------------------------------------=========================================================================
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 * The effect of incremental shares was anti-dilutive.  Net income available to common shares reflects the payment of interest expense on debentures.